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                                                                    Exhibit 99.2

                       Canadian National Railway Company


                                  Fact Sheet
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Franchise Facts

 . CN operates the largest rail network in Canada and the only transcontinental network in North America. The company operates 16,000 route miles in nine Canadian provinces and 15 US states.

 . CN spans Canada and mid-America from the Atlantic and Pacific oceans to the Gulf of Mexico, serving the ports of Vancouver, Montreal, Halifax, New Orleans, and Mobile AL, and the key cities of Toronto, Buffalo, Chicago, Detroit, Memphis, St. Louis and Jackson, MS.

 . CN has the shortest route from the Atlantic coast to the US Midwest through the St. Clair Tunnel between Sarnia, ON, and Port Huron, MI. The tunnel handles double stack containers and the largest automotive carriers in service.

 . CN operates an average of 265 active scheduled freight trains per day on the network.

 .  More than 75 per cent of CN's revenue comes from U.S. operations, Canada-U.S.
   transborder and offshore traffic.

 .  CN operates 1,650 active locomotives and 66,000 active freight cars.

 . With a strong focus on asset utilization, CN has effectively removed more than 670 locomotives and 13,400 freight cars from its active fleet, giving the company one of the newest fleets in the industry.

 .  CN has the lowest operating ratio among Class 1 railroads.

 . CN uses its Service Reliability Strategy system to operate scheduled railroad service across its entire network with a target for average on-time performance of 90 per cent, system wide.

 .  CN employs approximately 23,500 people in Canada and the U.S.